UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2015

Regional Management Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-35477	57-0847115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

509 West Butler Road

Greenville, South Carolina 29607

(Address of principal executive offices) (zip code)

(864) 422-8011

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 11, 2015, Regional Management Corp. (the “Company”) and its wholly-owned subsidiary, Regional Management Receivables, LLC (the “Borrower”), entered into a Credit Agreement, by and among the Company, as servicer (the “Servicer”), the Borrower, Wells Fargo Bank, National Association (“Wells Fargo”), as lender (the “Lender”), Wells Fargo, as account bank (the “Account Bank”), collateral custodian (the “Collateral Custodian”), and backup servicer (the “Backup Servicer”), and Wells Fargo Securities, LLC, as administrative agent (the “Administrative Agent”) for the Lender and other lenders from time to time a party thereto (the “Credit Agreement”). The Credit Agreement provides for an approximately $75 million amortizing loan to the Borrower (the “Loan”) that is secured by certain retail installment contracts and promissory notes secured by new or used automobiles, light-duty trucks, minivans, sport utility vehicles, and other passenger vehicles (excluding motorcycles) (the “Receivables”) which either indirectly or directly were originated by the Company’s subsidiaries, Regional Finance Corporation of Alabama, Regional Finance Company of Georgia, LLC, Regional Finance Company of New Mexico, LLC, Regional Finance Corporation of North Carolina, Regional Finance Company of Oklahoma, LLC, Regional Finance Corporation of South Carolina, Regional Finance Corporation of Tennessee, and Regional Finance Corporation of Texas (each a “Seller” and “Subservicer” and together the “Sellers” and “Subservicers”).

In connection with the transactions contemplated by the Credit Agreement, on December 11, 2015 (the “Closing Date”), each Seller sold and transferred Receivables originated by it to the Company pursuant to a first tier purchase agreement, and in turn, the Company sold and transferred the Receivables to the Borrower pursuant to a second tier purchase agreement. Recourse to each Seller and the Company is limited to an obligation of the transferor to repurchase a Receivable if it is determined after the Closing Date that such Receivable was ineligible as of the Closing Date. A Receivable is deemed to be ineligible if, as of the Closing Date, certain receivable eligibility criteria set forth in the Credit Agreement are not met (including if the related certificate of title is not delivered to the collateral custodian within 90 days of the Closing Date). The Borrower granted a lien on and security interest in all of its right, title, and interest in, to, and under the Receivables and related collateral to the Administrative Agent, as agent for the Lender. The Credit Agreement terminates in December 2022.

The Borrower is required to pay interest on the Loan balance from the Closing Date until the date the Loan balance has been paid in full. Interest accrues on the Loan at a rate of 3.00% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months). The principal of the Loan is payable in installments on each payment date, unless the Borrower exercises its right to prepay the Loan. The Borrower has the right to prepay the Loan in whole or in part at any time prior to the occurrence of a termination event on any payment date following the last day of the collection period which is the calendar month immediately preceding the payment date when the aggregate outstanding principal balance of the Receivables is less than or equal to 20% of the aggregate outstanding principal balance as of October 31, 2015. In connection with prepayment, the Borrower is required to pay the Administrative Agent for the account of each Lender certain breakage costs which are attributable to any administrative loss, cost, or expense (but excluding lost profits) incurred by such Lender as may be reasonably determined by such Lender.

On the Closing Date, the Borrower made certain representations and warranties as to the eligibility of each Receivable. The Borrower is required to repurchase from the Administrative Agent any Receivable that was not an eligible Receivable as of the Closing Date. Separately, the Servicer is required to repurchase any Receivable that has been modified by the Servicer other than as permitted under the Credit Agreement. The Credit Agreement permits the Servicer to delegate in the ordinary course of business any or all of its duties and obligations thereunder to one more or Subservicers, provided that (i) each Subservicer is responsible for servicing the Receivables in the state in which such Subservicer is located and (ii) the Servicer remains at all times responsible for the performance of each Subservicer’s duties and obligations. Each Subservicer will enter into a subservicing agreement with the Servicer. The Credit Agreement contains covenants that require the Servicer with respect to any collection period to maintain certain delinquency ratios, extension ratios, and cumulative net loss ratios. A failure to maintain such ratios may result in a Level I Trigger Event or a Level II Trigger Event. Upon the occurrence of a Level I Trigger Event, the Servicer and the Backup Servicer must work with the Administrative Agent to take certain actions to centralize servicing, including establishing a lockbox and directing the obligors to remit all future payments to such lockbox.

The Credit Agreement contains customary servicer termination events (subject to certain materiality thresholds and cure periods), including among others, (a) failure by the Servicer to deliver any collections or make any payment, transfer, or deposit, (b) a merger or consolidation of the Servicer in breach of the Credit Agreement, (c) failure to deliver a monthly report or monthly loan tape, (d) non-compliance with covenants, (e) breach of a representation or warranty, (f) insolvency event involving the Servicer, and (g) failure to maintain a minimum tangible net worth of $100 million, or the ratio of debt to tangible net worth exceeds 3.0 to 1.0, in both cases if the servicer is the Company. The remedies for such servicer termination events are also customary for this type of transaction and include termination and replacement of the Servicer as servicer under the Credit Agreement.

The Credit Agreement also contains customary termination events (subject to certain materiality thresholds and cure periods), including among others, (a) non-payment, (b) non-compliance with covenants, (c) failure of the Administrative Agent to maintain a first prior perfected security interest in any material portion of the collateral, (d) a servicer termination event, (e) a Level II Trigger Event, (f) a breach of a representation and warranty, (g) an insolvency event involving the Company, the Borrower, or the Sellers, (h) a change in control of the Company or the Borrower, (i) an event of default under a material financing agreement of the Company, the Borrower, or the Sellers, and (j) the Company, the Borrower, or the Sellers have one or more final, nonappealable judgments entered against it by a court of competent jurisdiction in excess of the monetary thresholds specified.

The remedies for such termination events are also customary for this type of transaction and include acceleration of the Borrower’s outstanding obligations under the Credit Agreement.

The Lender under the Credit Agreement (and its affiliates) have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking, trust, and other advisory services to the Company and its subsidiaries and affiliates. These parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries and affiliates for such services.

For a complete description of the terms of the Credit Agreement, see Exhibit 10.1 hereto. The foregoing description is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Credit Agreement, which is incorporated by reference herein.

On December 14, 2015, the Company issued a press release announcing the Credit Agreement. A copy of this press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of December 11, 2015, by and among Regional Management Receivables, LLC, as borrower, Regional Management Corp., as servicer, the lenders from time to time parties thereto, Wells Fargo Securities, LLC, as administrative agent for the lenders, and Wells Fargo Bank, National Association, as account bank, collateral custodian, and backup servicer.

99.1	Press release dated December 14, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regional Management Corp.

Date: December 14, 2015	By:	/s/ Donald E. Thomas
Donald E. Thomas Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Credit Agreement, dated as of December 11, 2015, by and among Regional Management Receivables, LLC, as borrower, Regional Management Corp., as servicer, the lenders from time to time parties thereto, Wells Fargo Securities, LLC, as administrative agent for the lenders, and Wells Fargo Bank, National Association, as account bank, collateral custodian, and backup servicer.

99.1	Press release dated December 14, 2015.